  EXHIBIT 99.1
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
On June 21, 2016, pursuant to the previously announced Amended and Restated Transaction Agreement between Visa Inc., a Delaware corporation, and Visa Europe Limited, a company incorporated under the laws of England and Wales ("Visa Europe"), Visa Inc. completed its acquisition of 100% of the share capital Visa Europe (the “transaction”). At the closing of the transaction (the “Closing”), Visa Inc.:

•	paid up-front cash consideration of €12.2 billion ($13.9 billion);

•
issued preferred stock of Visa Inc. convertible upon certain conditions into approximately 79 million shares of class A common stock of Visa Inc. equivalent to a value of €5.3 billion ($6.1 billion) at the closing stock price of $77.33 on June 21, 2016; and

•	agreed to pay an additional €1.0 billion, plus 4% compound annual interest, on the third anniversary of the Closing.
The following unaudited pro forma condensed consolidated statements of operations and related notes present Visa Inc.’s historical consolidated statements of operations adjusted to reflect the pro forma impact of: (a) the acquisition of the issued and outstanding share capital of Visa Europe in exchange for the consideration described above, and (b) certain related financing transactions. Unless otherwise stated or the context otherwise requires, references herein to “we,” “us,” “our,” and the “Company” refer, prior to the completion of the transaction, to Visa Inc. and its consolidated subsidiaries, which does not include Visa Europe, and, following the completion of the transaction, to Visa Inc. and its consolidated subsidiaries, which does include Visa Europe. The pro forma adjustments related to the transaction reflect the impact of the following:

•	the completion of the transaction;

•	the impact on the unaudited pro forma condensed consolidated statements of operations related to the fair value adjustments of the assets acquired;

•
the conversion of the Visa Europe financial information from international financial reporting standards as issued by the International Accounting Standards Board (“IFRS”) to generally accepted accounting principles in the United States (“US GAAP”) and the translation of euros to US dollars; and

•	the impact of $16.0 billion of senior notes issued in December 2015 to fund the transaction.
The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments reflecting the transaction have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, and reflect the preliminary allocation of the purchase price to the assets acquired and liabilities assumed based upon a preliminary estimate of fair value, using available information and the assumptions set forth in the notes to the unaudited pro forma condensed consolidated financial statements.
The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended September 30, 2015 and for the nine months ended June 30, 2016 give effect to the transaction as if it had occurred on October 1, 2014, the first day of our 2015 fiscal year. No unaudited pro forma condensed consolidated balance sheet as of June 30, 2016 is presented as Visa Europe was included in our unaudited consolidated balance sheet as of June 30, 2016, included in our Quarterly Report on Form 10-Q filed on July 25, 2016.
The unaudited pro forma condensed consolidated financial information included herein was derived from our historical consolidated financial statements and the historical consolidated financial statements of Visa Europe and is based on certain assumptions that we believe to be reasonable, which are described in the notes. Total purchase consideration has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on a preliminary valuation analysis. These preliminary values may change in future reporting periods upon finalization of the valuation, which will occur no later than the third quarter of fiscal 2017.
The historical financial information of Visa Europe was prepared in accordance with IFRS and recorded in euros. The unaudited pro forma condensed consolidated statements of operations include adjustments to convert the consolidated statements of operations of Visa Europe from IFRS to US GAAP and to translate euros into US dollars. We have reclassified certain line items within the consolidated financial statements of Visa Europe to conform to the presentation of our consolidated statements of operations.
The unaudited pro forma condensed consolidated statements of operations reflect adjustments to give pro forma effect to events that are directly attributable to the transaction, are factually supportable, and are expected to have a continuing impact on the combined results. The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated financial statements. In addition, the unaudited pro forma condensed consolidated statements of operations and notes thereto should be read in conjunction with: (a) our audited consolidated financial statements as of and for the fiscal year ended September 30, 2015, and the notes relating thereto, in our Annual Report on Form 10-K filed on November 20, 2015; (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in such Annual Report on Form 10-K; (c) our unaudited consolidated financial statements as of and for the nine months ended June 30, 2016, and the notes relating thereto, in our Quarterly Report on Form 10-Q filed on July 25, 2016; (d) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in such Quarterly Report on Form 10-Q; and (e) the audited consolidated financial statements of Visa Europe as of and for the fiscal year ended September 30, 2015, and the notes relating thereto, included in our Current Report on Form 8-K filed on December 2, 2015.
The unaudited pro forma condensed consolidated financial information is not intended to represent or be indicative of what the combined company’s results of operations actually would have been had the transaction been completed as of the date indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future operating results of the combined company or reflect any reorganizations that may occur subsequent to the Closing. The unaudited pro forma condensed consolidated statements of operations do not include the impacts of any cost or other operating synergies that may result from the acquisition of Visa Europe, or any one-time costs related to the transaction. One-time transaction-related costs of $12 million and $234 million for financing, personnel, legal, and other professional services were incurred during the fiscal year ended September 30, 2015 and the nine months ended June 30, 2016, respectively. Additionally, during the nine months ended June 30, 2016, in connection with the transaction, we recognized:

•	a $1.9 billion loss related to the effective settlement of the Visa Europe Framework Agreement;

•	$145 million of foreign exchange gains related to euros held during the nine months ended June 30, 2016; and

•	$74 million of gains related to currency forward contracts entered into to mitigate a portion of the foreign currency exchange rate risk associated with the upfront cash consideration.
These one-time amounts have been excluded from the unaudited pro forma condensed consolidated statements of operations.

Visa Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended September 30, 2015
(In US $ millions, except for per share data)

	Visa Inc. Historical (Note 1)	Visa Europe Historical (IFRS) (Note 2)		US GAAP Conversion and PPA Adjustments (Notes 4, 6)		Financing and Other Adjustments (Note 7)		Pro Forma Consolidated
Operating Revenues
Service revenues	$6,302	$243		$—		$—		$6,545
Data processing revenues	5,552	657		(56)	6a	—		6,153
International transaction revenues	4,064	1,019		(7)	6a	—		5,076
Other revenues	823	106		(209)	6a	—		720
Client incentives	(2,861)	(208)		—		—		(3,069)
Total operating revenues	13,880	1,817		(272)		—		15,425

Operating Expenses
Personnel	2,079	266	2a	38	4a,6a	—		2,383
Marketing	872	82		—		—		954
Network and processing	474	213	2b	(79)	6a	—		608
Professional fees	336	155		—		(12)	7a	479
Depreciation and amortization	494	135		(10)	6a,6b	—		619
General and administrative	547	423	2c	(187)	4b,6a	—		783
Litigation provision	14	—		—		—		14
Total operating expenses	4,816	1,274	*	(238)		(12)		5,840

Operating income	9,064	543		(34)		12		9,585
Non-operating (expense) income	(69)	(45)	* 2d	—		(391)	7b,7c	(505)
Income before income taxes	8,995	498		(34)		(379)		9,080
Income tax provision	2,667	192		(15)	4c,6c	(180)	7d	2,664
Net income	$6,328	$306		$(19)		$(199)		$6,416

Basic earnings per share (Note 8)
Class A common stock	$2.58							$2.54
Class B common stock	$4.26							$4.18
Class C common stock	$10.33							$10.15

Diluted earnings per share (Note 8)
Class A common stock	$2.58							$2.53
Class B common stock	$4.25							$4.17
Class C common stock	$10.30							$10.13

*
Included in Visa Europe’s fiscal year 2015 operating results are $224 million of operating expenses and $42 million of non-operating expenses that are not expected to recur. Refer to Note 2 for further information.

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Visa Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Nine Months Ended June 30, 2016
(In US $ millions, except for per share data)

	Visa Inc. Historical (Note 1)	Visa Europe Historical (IFRS) (Note 2)		US GAAP Conversion and PPA Adjustments (Notes 4, 6)		Financing and Other Adjustments (Note 7)		Pro Forma Consolidated
Operating Revenues
Service revenues	$4,979	$193		$—		$—		$5,172
Data processing revenues	4,493	522		(59)	6a	—		4,956
International transaction revenues	3,160	755		—		—		3,915
Other revenues	605	75		(136)	6a	—		544
Client incentives	(2,416)	(342)		—		—		(2,758)
Total operating revenues	10,821	1,203		(195)		—		11,829

Operating Expenses
Personnel	1,536	245	2e	(7)	4a	(56)	7a	1,718
Marketing	569	51		(2)	6a	—		618
Network and processing	377	129		(63)	6a	—		443
Professional fees	276	89		(16)	6a	(86)	7a	263
Depreciation and amortization	361	69		(7)	6b	—		423
General and administrative	566	207	2f	18	4b,6a	(92)	7a	699
Litigation provision	1	—		—		—		1
Visa Europe Framework Agreement loss	1,877	—		—		(1,877)	7a	—
Total operating expenses	5,563	790		(77)		(2,111)		4,165

Operating income	5,258	413		(118)		2,111		7,664
Non-operating (expense) income	244	1		—		(576)	7a,7b,7c	(331)
Income before income taxes	5,502	414		(118)		1,535		7,333
Income tax provision	1,442	140		(49)	4c,6c	659	7d	2,192
Net income	$4,060	$274		$(69)		$876		$5,141

Basic earnings per share (Note 8)
Class A common stock	$1.69							$2.08
Class B common stock	$2.79							$3.42
Class C common stock	$6.76							$8.30

Diluted earnings per share (Note 8)
Class A common stock	$1.69							$2.07
Class B common stock	$2.78							$3.41
Class C common stock	$6.75							$8.29

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(Amounts are presented in US $ millions, unless otherwise stated)
Note 1: Basis of Preparation
The historical financial information has been adjusted to give pro forma effect to events that are: (a) directly attributable to the transaction, (b) factually supportable, and (c) expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed, and have been prepared to illustrate the estimated effect of the transaction and certain other adjustments. The final determination of the purchase price allocation will be based on the final valuation of the fair values of assets acquired and liabilities assumed.

Visa Inc.’s historical results are derived from Visa Inc.’s consolidated statements of operations for the fiscal year ended September 30, 2015 and for the nine months ended June 30, 2016, which are prepared in accordance with US GAAP.

Note 2: Visa Europe’s Historical Financial Information

Visa Europe’s historical results for the fiscal year ended September 30, 2015 are derived from Visa Europe’s audited consolidated statement of operations for the fiscal year ended September 30, 2015. Visa Europe’s historical results for the nine months ended June 30, 2016 are derived from Visa Europe’s historical accounts for the nine months ended June 30, 2016. Certain balances were reclassified within Visa Europe’s historical financial information so that the presentation would be consistent with ours. Additionally, Visa Europe’s historical financial information was converted from euros to US dollars using the average exchange rate of $1.16 to €1.00 for the twelve months ended September 30, 2015 and $1.11 to €1.00 for the nine months ended June 30, 2016.
Visa Europe’s historical consolidated statement of operations for the fiscal year ended September 30, 2015 includes expenses that are not expected to recur, for which no pro forma adjustments have been made in the respective periods as these are not directly attributable to the transaction. Such expenses are as follows:

(a)	$13 million of personnel expense related to losses on onerous professional consulting contracts.

(b)	$32 million of network and processing expense related to the write-off of prepaid software licenses.

(c)	$179 million of general and administrative expense related to impairment of internally generated software and other assets.

(d)	$42 million of non-operating expense related to impairment of an available-for-sale security.

Visa Europe's historical financial information for the nine months ended June 30, 2016 includes financial results from the acquisition date, June 21, 2016, through June 30, 2016. We did not include these amounts in Visa Inc.'s historical consolidated statement of operations for the nine months ended June 30, 2016 as the impact is immaterial.
Note 3: Significant Accounting Policies
The unaudited pro forma condensed consolidated financial information has been compiled using the significant accounting policies as set forth in our audited consolidated financial statements for the fiscal year ended September 30, 2015. Based on the procedures performed to date, the accounting policies of Visa Europe are similar in most material respects to ours, except as discussed in Note 4. As more information becomes available, we will complete a more detailed review of the Visa Europe accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements. Adjustments were made to convert the consolidated financial statements of Visa Europe from IFRS to US GAAP, as applied by us, and to translate the euro amounts into US dollars, as set out in Notes 2 and 4. For purposes of the unaudited pro forma condensed consolidated financial information, adjustments arising as part of the acquisition and financing arrangements are described in Notes 5, 6, and 7.
Note 4: IFRS to US GAAP Adjustments
The historical financial information of Visa Europe was prepared in accordance with IFRS and has been adjusted for differences between IFRS and US GAAP as described below.

(a)
The increase to operating expenses for the fiscal year ended September 30, 2015 of $40 million primarily consists of the reclassification of the gain resulting from a pension plan amendment to accumulated other comprehensive income, or “AOCI.” This gain was recognized in the Visa Europe historical consolidated statement of operations in personnel expense during the fiscal year ended September 30, 2015. US GAAP does not permit immediate recognition of gains recognized on pension plan amendments; therefore, the gain has been deferred and recorded in AOCI, and assumed to be amortized to income over the service period for pro forma purposes. The adjustment of $7 million for the nine months ended June 30, 2016 primarily consists of the amortization of this gain. Additionally, under US GAAP, an independent calculation of interest cost (based on the application of a discount rate to the projected benefit obligation) and expected return on assets (based on the application of an expected rate of return on assets to the market-related value of plan assets) is required. IFRS applies the discount rate to the net funded status (as adjusted by the asset ceiling) to calculate a single net interest cost or income. The immaterial impact of this difference is also included in the net adjustment to personnel expense for both periods.

(b)
The adjustment to general and administrative expense for the fiscal year ended September 30, 2015 and for the nine months ended June 30, 2016 relates to the release of deferred hedging gains of $54 million and deferred hedging losses of $131 million, respectively, from AOCI as Visa Europe’s cash flow hedges do not qualify for hedge accounting under US GAAP.

(c)	The adjustment to income tax provision represents the tax impact of the pro forma adjustments primarily at the statutory tax rate in effect during the respective periods.
Note 5: Calculation of Accounting Purchase Consideration and Preliminary Purchase Price Allocation
Accounting purchase consideration is as follows:

	Accounting Purchase Consideration(1)
	(in millions)
Cash payment	$13,882	i
Fair value of preferred stock	5,692	ii
Total upfront consideration	$19,574
Fair value of deferred cash consideration	1,236	iii
Total consideration before adjustments	$20,810
Less: Visa Europe Framework Agreement loss	(1,856)	iv
Less: treasury stock	(170)	v
Total accounting purchase consideration	$18,784

(1)	Amounts have been translated, as applicable, using an exchange rate of $1.14 to €1.00, the spot rate on June 21, 2016.

i.	Represents the cash portion of consideration transferred upon the Closing of €12.2 billion.

ii.	Represents the fair value of preferred stock issued.
Visa Inc. issued approximately 5 million shares of preferred stock that are convertible upon certain conditions into approximately 79 million shares of class A common stock. The fair value of the preferred stock was calculated by multiplying the June 21, 2016 closing stock price of Visa Inc.’s class A common stock of $77.33 by the number of class A common shares the preferred shareholders are entitled to receive upon conversion at an initial conversion rate of 13.952. The conversion ratio is subject to downward adjustment as set forth in the terms of the preferred shares. The Company applied a 6% discount for illiquidity as the preferred shares are subject to limitations on transferability. The fair value of the preferred stock was also reduced to reflect $25 million of "right to recover for covered losses" in connection with litigation related to the setting and implementation of multilateral interchange fee rates in the Visa Europe territory. See Note 2—Visa Europe to our unaudited consolidated financial statements in our Quarterly Report on Form 10-Q filed on July 25, 2016.

iii.
Represents the fair value of the deferred cash payment from Visa Inc. to Visa Europe’s shareholders of €1.0 billion, plus 4% compound annual interest, payable on the third anniversary of the Closing, discounted at a rate of 1.2%.

iv.
Represents the loss recorded as a result of the effective settlement of the Framework Agreement between Visa Inc. and Visa Europe. The Framework Agreement provided Visa Europe with a perpetual, exclusive right to operate the Visa business in the European Union in exchange for a license fee paid to Visa. Under the terms of the Framework Agreement, the license fee paid by Visa Europe has increased modestly since inception in 2007 while the value of the Visa Europe business has increased at a greater rate.

Using an income approach, the Company assessed the contractual terms and conditions of the Framework Agreement as compared to current market conditions and the historical and expected financial performance of Visa Europe. Based on the analysis performed, the Company determined that the terms were not at fair value at the Closing. The present value of the expected differential between payments required by the Framework Agreement and those that would be required if the contract were at fair value under U.S. GAAP was calculated over the Framework Agreement’s contractual perpetual term, resulting in a loss of $1.9 billion recognized within operating expense in the Company’s unaudited consolidated statement of operations during the nine months ended June 30, 2016, and a reduction to the purchase consideration.

v.
Represents the fair value of approximately 550,000 shares of Visa Inc. class C common stock held by Visa Europe as of June 21, 2016. Each share of class C common stock is convertible into 4 shares of Visa Inc. class A common stock, or approximately 2 million shares of Visa Inc. class A common stock in total. We account for the repurchase of our class C common stock held by Visa Europe as a treasury stock transaction separately from the business combination as required by US GAAP. The fair value of our class C common stock repurchased as treasury stock reduces purchase consideration transferred.

To calculate the fair value of our class C common stock held by Visa Europe, we multiplied the number of shares of Visa Inc. class A common stock we would be required to deliver upon conversion by our closing stock price of $77.33 per share on June 21, 2016.

Preliminary Purchase Price Allocation The following table sets forth a preliminary allocation of the purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Visa Europe, with the excess recorded as goodwill:

Preliminary Purchase Price Allocation
(in millions)
Current assets(1)	$4,452
Non-current assets(2)	258
Current liabilities(3)	(2,745)
Non-current liabilities(2)	(2,599)
Tangible assets and liabilities	$(634)
Intangible assets—customer relationships and reacquired rights(2)	16,137
Goodwill(4)	3,281
Fair value of net assets acquired	$18,784

(1)	Current assets are largely comprised of cash and cash equivalents and settlement receivable.

(2)
Intangible assets consist of customer relationships and reacquired rights, which have been valued as a single composite intangible asset as they are inextricably linked. These intangibles are considered indefinite-lived assets as the associated customer relationships have historically not experienced significant attrition, and the reacquired rights are based on the Framework Agreement, which has a perpetual term. Non-current assets and liabilities include deferred tax assets and liabilities that result in net deferred tax liabilities of $2.4 billion, which are primarily related to these indefinite-lived assets, and are not expected to be realized in the foreseeable future.

(3)	Current liabilities assumed mainly include settlement payable, client incentives liabilities and accrued liabilities.

(4)
The excess of purchase consideration over net assets acquired was recorded as goodwill, which represents the value that is expected from increased scale and synergies as a result of the integration of both businesses.

Note 6: Purchase Price Allocation Adjustments

(a)
These adjustments are recorded to eliminate transactions between us and Visa Europe upon consolidation, primarily related to annual license fees, and various other fees for services provided by Visa Inc. to enhance and maintain the interoperability of Visa Europe's systems with Visa Inc.'s systems, paid by Visa Europe to Visa Inc. in accordance with the Framework Agreement.

(b)
Represents the decrease of $10 million and $7 million in depreciation expense for the fiscal year ended September 30, 2015 and for the nine months ended June 30, 2016, respectively, due to the $44 million decrease in fair value of depreciable property, equipment, and technology.

(c)	Reflects the applicable tax impact of the above pro forma adjustments at the statutory tax rate in effect during the respective periods.
Note 7: Financing and Other Adjustments

(a)
Decrease of $12 million and $2.0 billion of transaction costs related to the acquisition that were incurred in the fiscal year ended September 30, 2015 and in the nine months ended June 30, 2016, respectively, as these costs are nonrecurring. The transaction costs incurred during the fiscal year ended September 30, 2015 and during the nine months ended June 30, 2016 are shown below.

	For the Year Ended September 30, 2015	For the Nine Months Ended June 30, 2016
	(in millions)
Personnel	$—	$56
Professional fees	$12	$86
General and administrative	$—	$92
Visa Europe Framework Agreement loss	$—	$1,877
Non-operating (expense) income	$—	$219

(b)
In December 2015, Visa, Inc. issued $16.0 billion of senior notes, the proceeds of which were used to finance the transaction. This adjustment reflects an increase of $501 million and $102 million to non-operating expense, which includes $489 million and $99 million of additional cash interest expense resulting from the issuance of the $16.0 billion senior notes and $12 million and $3 million of additional interest expense resulting from the amortization of the debt issuance costs for the fiscal year ended September 30, 2015 and for the nine months ended June 30, 2016, respectively.

(c) Excludes the $110 million loss in the twelve months ended September 30, 2015 and the $255 million gain in the nine months ended June 30, 2016 related to the revaluation of the Visa Europe put option. The fair value of the Visa Europe put option is presumed to have been reduced to zero prior to October 1, 2014 for pro forma purposes. Therefore, the Company did not include any gains or losses associated with the fair value of the Visa Europe put option liability in the unaudited pro forma condensed consolidated statements of operations.

(d)	Reflects the applicable tax impact of the above pro forma adjustments at the statutory tax rate in effect during the respective periods.
Note 8: Earnings Per Share
Unaudited pro forma earnings per share has been calculated for each class of Visa Inc.’s common stock.
Pro forma basic earnings per share was calculated using the multiple-class method as our capital structure is comprised of different classes of common stock and other securities that participate in dividends with our common stockholders. This method calculates earnings per share for each class of stock based on declared dividends and participating rights in undistributed earnings assuming all undistributed earnings were distributed during the reporting period.
The weighted average number of common shares outstanding was calculated based on the nominal amount of shares issued and outstanding for each share class. To reflect Visa Inc.‘s repurchase of the class C common stock held by Visa Europe, the class C common stock share count was reduced by approximately 550,000 shares. The unaudited pro forma weighted average shares outstanding was calculated assuming the issuance of the preferred stock and share repurchase occurred on October 1, 2014, the beginning of Visa Inc.‘s fiscal year 2015 as required by Article 11 of Regulation S-X.
Pro forma diluted earnings per share, which has also been calculated using the multiple-class method, reflects the dilutive impact of share-based payments to Visa Inc.’s employees. Diluted earnings per share for Visa Inc.‘s class A common stock has been calculated by dividing pro forma consolidated net income by as-converted class A common shares that assume all potential class A common shares have been issued. Diluted earnings per share for class B and C common stock has been calculated by allocating pro forma consolidated net income to each class based on proportional ownership on an as-converted basis. Allocated pro forma consolidated net income was then divided by each class’ respective pro forma consolidated shares.

The following tables reconcile the weighted average number of shares used to calculate pro forma basic and diluted earnings per share:

	Year Ended September 30, 2015			Nine Months Ended June 30, 2016
	Historical Visa Inc.	Pro Forma Adjustments	Pro Forma Consolidated	Historical Visa Inc.	Pro Forma Adjustments	Pro Forma Consolidated
	(in millions)
Basic weighted-average shares
Class A common stock	1,954	—	1,954	1,915	—	1,915
Class B common stock	245	—	245	245	—	245
Class C common stock	22	(1)	21	19	(1)	18

Diluted weighted-average shares
Class A common stock	2,457	76	2,533	2,406	76	2,482
Class B common stock	245	—	245	245	—	245
Class C common stock	22	(1)	21	19	(1)	18